Exhibit 99.1

CONTACT: David Foy

(203) 458-5850

WHITE MOUNTAINS REPORTS TANGIBLE BOOK VALUE PER SHARE OF $415

HAMILTON, Bermuda (May 2, 2007) — White Mountains Insurance Group, Ltd. ended the first quarter with a fully diluted tangible book value per share of $415, an increase of 2.6% for the quarter and 20.1% for the past twelve months, including dividends.

Ray Barrette, Chairman and CEO, said “We had an OK quarter.  At WMRe, underwriting results were negatively impacted by $45 million of European storm losses and $9 million of more conservative loss ratio picks.  OneBeacon and Esurance were on track.  Once again, superior investment results drove our book value growth.”

Adjusted comprehensive net income for the first quarter was $103 million, compared to $117 million in last year’s first quarter, while net income was $92 million, compared to $96 million.

OneBeacon

OneBeacon’s pre-tax income for the first quarter was $87 million, compared to $48 million, while the GAAP combined ratio was 98%, a one point improvement. OneBeacon’s expense ratio for the quarter included approximately two points related to the relocation of its U.S. headquarters to Canton, Massachusetts. The increase in pre-tax income was primarily attributable to a $28 million increase in realized investment gains.

Mike Miller, CEO of OneBeacon, said, “Our acceptable start this quarter reflected solid underwriting results and superior investment returns. We continued to enhance our specialty offerings through the formation of OneBeacon Government Risk Solutions, the appointment of Trident Marine, a marine-specialty managing general agency, and the introduction of our new employment practices liability product for commercial customers. In April, we announced our strategic alliance with Hagerty Insurance, a specialty classic-car and wooden-boat agency that will leverage our personal lines product suite.”

Miller continued, “Going forward, we will continue our focus on specialized opportunities, disciplined underwriting and expense management.”

White Mountains Re

White Mountains Re’s pre-tax income for the first quarter was $58 million, compared to $84 million, while the GAAP combined ratio was 99%, compared to 88%.  During the first quarter, White Mountains Re experienced $45 million in pre-tax losses, net of reinsurance and reinstatement premiums, from European windstorms Kyrill and Hanno.

Allan Waters, recently elected CEO of White Mountains Re, said, “Our combined ratio of 99% for the quarter was impacted by the European storms.  We have also taken a bit more conservative view of our reserves.  January and April renewals went well, although pricing was not as strong as it has been and our premium volume reflects that.  I’ve had the opportunity in these past few weeks to reacquaint myself with our operations and I am heartened that White Mountains Re’s businesses are in solid shape.”

In March 2007, White Mountains Re issued $400 million of ten year senior notes with an annual effective yield of 6.5%.  The net proceeds from the senior notes were distributed to White Mountains and used in part to repay the $320 million of outstanding borrowings on White Mountains’ revolving credit facility.

Esurance

Esurance’s pre-tax loss for the first quarter was $9 million, compared to $4 million, while the GAAP combined ratio was 111%, compared to 110%.  The one-point increase in the combined ratio was due to weather-related claim activity and selective rate reductions.  The higher loss ratio was partially offset by a three-point improvement in the expense ratio.

Net written premiums for the first quarter were $208 million, up 47% from the first quarter of last year. During the first quarter, Esurance added 56,000 policies-in-force, ending the quarter with 429,000 policyholders.  Esurance continues to expand through national and local television advertising, online marketing, direct mail, and online agency channels.

Gary Tolman, CEO of Esurance, said, “Our creative marketing efforts have significantly increased premium volume at acceptable policy acquisition costs in a competitive marketplace. At the same time, we have continued to enhance our infrastructure to support our growing policyholder base. With the addition of South Carolina in the first quarter, Esurance now writes business in 25 states, representing approximately 80% of the personal auto insurance premiums available in the United States.  All in all, we’re off to a pretty good start in 2007.”

Other Operations

White Mountains’ Other Operations segment’s pre-tax loss was $4 million for the first quarter, compared to $12 million.  The reduction in pre-tax loss for the segment is primarily due to lower incentive compensation accruals and higher net investment income.

Investment Activities

The GAAP total return on invested assets for the first quarter was 1.9% compared to 1.1% in the first quarter of last year.  Net investment income was $118 million in the quarter, up from $99 million, primarily as a result of a larger invested asset base.

Mark Dorcus, President of White Mountains Advisors, said “We had a solid first quarter. Our high quality short duration bond portfolio paced the conventional benchmarks and avoided any losses from the turmoil in the sub-prime mortgage market.  In addition, our equity portfolio once again beat the S&P 500.”

Additional Information

On July 17, 2006, in connection with the initial public offering of OneBeacon Insurance Group, Ltd. (“OBIG”), White Mountains undertook an internal reorganization and formed OBIG for the purpose of holding certain of its property and casualty insurance businesses. As a result of the reorganization, certain of White Mountains’ businesses that had been historically reported as part of its Other Operations segment are now owned by OBIG, and accordingly are now included within the OneBeacon segment.  In addition, certain other businesses of White Mountains that are no longer owned by OBIG are now presented as part of the Other Operations segment.  Prior period segment information has been restated to conform to the current presentation.

As a result of the sale of OneBeacon shares, there is a significant minority interest in OneBeacon.  Accordingly, prior periods in the Company’s financial statements have been reclassified to show the Company’s minority interest in certain limited partnership investments.

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the Company’s website located at www.whitemountains.com. The Company expects to file its Form 10-Q with the Securities and Exchange Commission on or before May 10, 2007 and urges shareholders to refer to that document for more complete information concerning White Mountains’ financial results.

Regulation G

This earnings release includes two non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures.  White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains’ financial performance.

Adjusted comprehensive net income is a non-GAAP financial measure that excludes the change in net unrealized gains and losses from Symetra’s fixed maturity portfolio from comprehensive net income.  The reconciliation of adjusted comprehensive net income to comprehensive net income is included on page 7.

Fully diluted tangible book value per share is a non-GAAP measure which is derived by expanding the GAAP book value per share calculation to include the effects of assumed conversion of all in-the-money convertible securities and to exclude any unamortized goodwill and net unrealized gains from Symetra’s fixed maturity portfolio.  In addition, for periods subsequent to December 31, 2006, the number of common shares outstanding used in the calculation of fully diluted tangible book value per share are adjusted to exclude unearned shares of restricted stock representative of the proportion of unamortized compensation cost at the date of the calculation to the value of the restricted stock on the date of issuance. This adjustment was not made to fully diluted tangible book value per share for periods prior to December 31, 2006 as the impact was not significant. The reconciliation of fully diluted tangible book value per share to book value per share is included on page 6.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements.  The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements.  These forward-looking statements include, among others, statements with respect to White Mountains’:

☒                growth in book value per share or return on equity;

☒                business strategy;

☒                financial and operating targets or plans;

☒                incurred losses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

☒                projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

☒                expansion and growth of our business and operations; and

☒                future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

☒                the risks associated with Item 1A of White Mountains’ 2006 Annual Report on Form 10-K;

☒                claims arising from catastrophic events, such as hurricanes, earthquakes, floods or terrorist attacks;

☒                the continued availability of capital and financing;

☒                general economic, market or business conditions;

☒                business opportunities (or lack thereof) that may be presented to it and pursued;

☒                competitive forces, including the conduct of other property and casualty insurers and reinsurers;

☒                changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its clients;

☒                an economic downturn or other economic conditions adversely affecting its financial position;

☒                recorded loss reserves subsequently proving to have been inadequate;

☒                other factors, most of which are beyond White Mountains’ control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations.  White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(millions, except share amounts)

(Unaudited)

	March 31,	December 31,	March 31,
	2007	2006	2006
Assets
Fixed maturity investments	$7,179.9	$7,475.3	$6,954.8
Common equity securities	1,245.2	1,212.6	1,107.0
Short-term investments	1,473.6	1,344.9	949.7
Other investments	532.2	524.8	506.8
Convertible fixed maturity investments	485.8	436.2	310.7
Investments held in trust	335.4	338.9	—
Total investments	11,252.1	11,332.7	9,829.0

Reinsurance recoverable on unpaid losses	3,873.7	4,015.7	4,860.0
Reinsurance recoverable on paid losses	131.9	159.4	96.1
Funds held by ceding companies	438.2	452.8	566.1
Insurance and reinsurance premiums receivable	1,007.4	913.6	1,099.2
Securities lending collateral	563.8	649.8	496.2
Investments in unconsolidated insurance affiliates	356.3	335.5	437.5
Deferred acquisition costs	338.6	320.3	312.2
Ceded unearned premiums	133.6	87.9	214.2
Accounts receivable on unsettled investment sales	40.2	8.5	45.7
Other assets	1,142.4	1,167.5	1,125.2
Total assets	$19,278.2	$19,443.7	$19,081.4
Liabilities
Loss and loss adjustment expense reserves	$8,636.0	$8,777.2	$9,987.0
Reserves for structured contracts	142.6	147.1	222.8
Unearned insurance and reinsurance premiums	1,746.6	1,584.9	1,742.4
Debt	1,183.6	1,106.7	779.1
Securities lending payable	563.8	649.8	496.2
Preferred stock subject to mandatory redemption	270.5	262.3	240.4
Ceded reinsurance payable	141.0	138.4	173.7
Funds held under reinsurance treaties	126.4	141.6	131.5
Accounts payable on unsettled investment purchases	19.7	66.8	165.7
Other liabilities	1,276.3	1,510.4	1,179.3
Total liabilities	14,106.5	14,385.2	15,118.1
Minority interest - OneBeacon Insurance Group, Ltd.	515.8	490.7	—
Minority interest - consolidated limited partnerships	113.0	112.5	91.1
Total minority interest	628.8	603.2	91.1
Common Shareholders’ Equity
Common shares and paid-in surplus	1,727.4	1,727.5	1,726.0
Retained earnings	2,566.7	2,496.0	1,983.4
Accumulated other comprehensive income (loss, after tax:)
Net unrealized gains on investments	212.9	198.1	200.2
Equity in net unrealized gains (losses from Symetra’s fixed maturity portfolio)	1.8	(4.1)	(32.6)
Net unrealized foreign currency translation gains (losses and other)	34.1	37.8	(4.8)
Total common shareholders’ equity	4,542.9	4,455.3	3,872.2
Total liabilities, minority interest and common shareholders’ equity	$19,278.2	$19,443.7	$19,081.4

Common shares outstanding (000’s)	10,834	10,783	10,780
Common and equivalent shares outstanding (000’s)	10,806	10,812	10,814

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WHITE MOUNTAINS INSURANCE GROUP, LTD.

FULLY DILUTED TANGIBLE BOOK VALUE PER COMMON AND EQUIVALENT SHARE

(Unaudited)

	March 31,		December 31,		March 31,
	2007		2006		2006
Book value per share numerators (in millions):
Common shareholders’ equity	$4,542.9		$4,455.3		$3,872.2
Benefits to be received from share obligations under employee benefit plans	4.1		4.7		5.1
Remaining adjustment of subsidiary preferred stock to face value	(35.5	)(1)	(41.8	)(1)	(79.6)
Book value per share numerator	4,511.5		4,418.2		3,797.7
Equity in net unrealized (gains) losses from Symetra’s fixed maturity portfolio	(1.8)		4.1		32.6
Goodwill	(29.2)		(32.5)		(23.8)
Fully diluted tangible book value per common and equivalent share numerator	$4,480.5		$4,389.8		$3,806.5
Book value per share denominators (in thousands of shares):
Common Shares outstanding	10,833.8		10,782.8		10,780.1
Unearned restricted shares	(52.7)		—		—
Share obligations under employee benefits plans	25.3		29.5		33.4
Fully diluted tangible book value per common and equivalent share denominator	10,806.4		10,812.3		10,813.5
Book value per common and equivalent share	$417.47		$408.62		$351.19
Fully diluted tangible book value per common and equivalent share	$414.61		$406.00		$352.01

(1)             Remaining adjustment of subsidiary preferred stock to face value, which is representative of White Mountains’ ownership interest in OneBeacon Insurance Group Ltd. of 71.8% and 72.4% as of March 31, 2007 and December 31, 2006.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(millions, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2007	2006
Revenues:
Earned insurance and reinsurance premiums	$938.0	$901.0
Net investment income	118.0	98.5
Net realized investment gains	73.9	28.5
Other revenue	36.2	29.8
Total revenues	1,166.1	1,057.8
Expenses:
Loss and loss adjustment expenses	613.3	564.0
Insurance and reinsurance acquisition expenses	192.6	185.6
Other underwriting expenses	137.7	115.9
General and administrative expenses	52.9	44.6
Accretion of fair value adjustment to loss and loss adjustment expense reserves	5.1	5.2
Interest expense on debt	16.8	11.7
Interest expense — dividends on preferred stock subject to mandatory redemption	7.6	7.6
Interest expense — accretion on preferred stock subject to mandatory redemption	8.2	6.4
Total expenses	1,034.2	941.0

Pretax income	131.9	116.8
Income tax provision	(31.2)	(26.9)

Income before equity in earnings of unconsolidated affiliates and minority interest	100.7	89.9
Equity in earnings of unconsolidated insurance affiliates	10.5	9.0
Minority interest	(19.0)	(2.9)
Net income	92.2	96.0
Change in net unrealized gains on investments	20.7	(57.1)
Change in foreign currency translation and other	(3.8)	21.0
Comprehensive net income	109.1	59.9
Change in net unrealized (gains and losses from Symetra’s fixed maturity portfolio)	(5.9)	56.8
Adjusted comprehensive net income	$103.2	$116.7
Basic earnings per share	$8.56	$8.92
Diluted earnings per share	$8.54	$8.89
Dividends declared and paid per common share	$2.00	$2.00

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WHITE MOUNTAINS INSURANCE GROUP, LTD.

QTD SEGMENT INCOME STATEMENT

(in millions)

(Unaudited)

	OneBeacon	WM Re	Esurance	Other	Total
For the Three Months Ended March 31, 2007
Revenues:
Earned insurance and reinsurance premiums	$468.9	$298.3	$170.8	$—	$938.0
Net investment income	50.6	48.1	6.2	13.1	118.0
Net realized investment gains (losses)	54.9	19.9	1.0	(1.9)	73.9
Other revenue	3.1	(3.6)	3.0	33.7	36.2
Total revenues	577.5	362.7	181.0	44.9	1,166.1
Expenses:
Loss and loss adjustment expenses	288.2	194.6	130.3	0.2	613.3
Insurance and reinsurance acquisition expenses	78.3	69.6	44.7	—	192.6
Other underwriting expenses	90.9	31.3	14.7	0.8	137.7
General and administrative expenses	2.4	6.6	0.1	43.8	52.9
Accretion of fair value adjustment to loss and lae reserves	4.0	1.1	—	—	5.1
Interest expense on debt	11.4	1.2	—	4.2	16.8
Interest expense — dividends and accretion on preferred stock	15.8	—	—	—	15.8
Total expenses	491.0	304.4	189.8	49.0	1,034.2
Pretax income (loss)	$86.5	$58.3	$(8.8)	$(4.1)	$131.9

	OneBeacon	WM Re	Esurance	Other	Total
For the Three Months Ended March 31, 2006
Revenues:
Earned insurance and reinsurance premiums	$480.2	$315.6	$105.2	$—	$901.0
Net investment income	45.1	41.1	3.6	8.7	98.5
Net realized investment gains (losses)	27.1	2.5	0.9	(2.0)	28.5
Other revenue	5.5	4.4	2.1	17.8	29.8
Total revenues	557.9	363.6	111.8	24.5	1,057.8
Expenses:
Loss and loss adjustment expenses	303.7	186.6	75.2	(1.5)	564.0
Insurance and reinsurance acquisition expenses	86.3	70.3	29.0	—	185.6
Other underwriting expenses	83.9	20.4	11.1	0.5	115.9
General and administrative expenses	4.4	2.2	—	38.0	44.6
Accretion of fair value adjustment to loss and lae reserves	5.8	(0.6)	—	—	5.2
Interest expense on debt	11.4	0.4	—	(0.1)	11.7
Interest expense — dividends and accretion on preferred stock	14.0	—	—	—	14.0
Total expenses	509.5	279.3	115.3	36.9	941.0
Pretax income (loss)	$48.4	$84.3	$(3.5)	$(12.4)	$116.8

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WHITE MOUNTAINS INSURANCE GROUP, LTD.

SUMMARY OF GAAP RATIOS AND PREMIUMS

(Unaudited)

	OneBeacon
	Specialty	Commercial	Personal(1)	Total(2)	WM Re	Esurance
Three Months Ended March 31, 2007
GAAP Ratios
Loss and LAE	58%	55%	66%	62%	65%	76%
Expense	31%	37%	37%	36%	34%	35%
Total Combined	89%	92%	103%	98%	99%	111%
Dollars in millions
Net written premiums	$96.8	$170.6	$172.8	$440.3	$403.6	$207.7
Earned premiums	$107.0	$172.0	$189.8	$468.9	$298.3	$170.8

	OneBeacon
	Specialty	Commercial	Personal(1)	Total(2)	WM Re	Esurance
Three Months Ended March 31, 2006
GAAP Ratios
Loss and LAE	53%	59%	68%	63%	59%	72%
Expense	32%	40%	32%	36%	29%	38%
Total Combined	85%	99%	100%	99%	88%	110%

Dollars in millions
Net written premiums	$102.0	$166.8	$202.4	$474.4	$428.7	$140.9
Earned premiums	$102.0	$165.3	$209.5	$480.2	$315.6	$105.2

(1)             Includes results of consolidated reciprocals.

(2)             Includes results from runoff operations and eliminations between underwriting units.